Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the American Capital Mortgage Investment Corp. Amended and Restated Equity Incentive Plan of our reports dated February 28, 2014, with respect to the consolidated financial statements of American Capital Mortgage Investment Corp. and the effectiveness of internal control over financial reporting of American Capital Mortgage Investment Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia
May 15, 2014